EXHIBIT 99.1

American States Water Company
Announces Earnings for the Three Months
Ended March 31, 2005

     San Dimas, California, May 10, 2005 . . . American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.22 per share for the three months ended March 31, 2005 as compared to basic and fully diluted earnings of $0.08 per share reported for the same period ended March 31, 2004. The increase in recorded results reflects water rate increases at its Southern California Water Company (“SCW”) unit in 2004 and 2005 which generated additional revenues of approximately $4.1 million for the first quarter of 2005. Also impacting the results favorably is a significant increase in the unrealized gain on SCW’s purchased power contracts due to increasing energy prices. This unrealized gain for the three months ended March 31, 2005 added approximately $0.10 per share to the first quarter of 2005, as compared to the unrealized gain of $0.02 per share for the same period of 2004.

First Quarter 2005 Results — Total operating revenues of $49.8 million for the three months ended March 31, 2005 increased by $3.1 million compared to operating revenues of $46.7 million recorded for the three months ended March 31, 2004. Of the total increase in revenues, water revenues increased by 7.1% due to the rate increases discussed previously, partially offset by a 6.7% decrease in water consumption resulting from more rainfall experienced during the first quarter of 2005, as compared to the same period of 2004. Electric revenues decreased by 2.1% due to decreased customer usage. Other operating revenues increased by $545,000 due primarily to additional revenues associated with the operation of the water and wastewater systems at Fort Bliss, located near El Paso, Texas that commenced in October 2004 pursuant to the terms of a 50-year contract with the U.S. Government.

Total operating expenses increased slightly to $41.3 million for the three months ended March 31, 2005 as compared to the $41.1 million recorded for the same period in 2004, reflecting (i) an increase in administrative and general expenses resulting from increased outside services primarily related to Sarbanes-Oxley compliance requirements and increased labor, pension and benefit costs, and (ii) higher taxes on income. These increases were offset by (i) an increase of approximately $2.5 million in the unrealized gain on purchased power contracts discussed earlier, (ii) a net gain of $760,000 on a settlement reached for the removal of wells at the Chaparral City Water Company (“CCWC”) subsidiary, and (iii) an overall decrease in water supply costs due to a decrease in customer demand and a favorable change in the supply mix.

Interest charges increased to $4.7 million for the three months ended March 31, 2005 as compared to $4.3 million for the three months ended March 31, 2004. The increase is due primarily to increases in short-term borrowings.

Other — Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Q1 2005 Earnings Release Conference Call — The Company will host a conference call today, Tuesday, May 10, 2005 at 10:00 a.m. Pacific Time (“PT”), during which management will be making a brief presentation focusing on the Company’s first quarter results, strategies, and operating trends.

Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Tuesday, May 10, 2005 at 1:00 p.m. PT and will run through Tuesday, May 17, 2005. The dial-in number for the audio replay is (888) 203-1112, Passcode 2039242.

American States Water Company is the parent company of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California and contracts, either directly or through its wholly-owned subsidiary, American States Utility Services, Inc., with various municipalities, the U.S. Government and private entities to provide various water and wastewater services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

CONTACT:	Robert J. Sprowls Chief Financial Officer and Treasurer Telephone: (909) 394-3600, ext. 647

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	March 31,	December 31,
(in thousands)	2005	2004
	(Unaudited)
Assets
Utility Plant-Net	$676,739	$664,165
Other Property and Investments	21,640	21,717
Current Assets	46,999	53,024
Regulatory and Other Assets	70,874	71,371

	$816,252	$810,277

Capitalization and Liabilities
Capitalization	$480,686	$480,367
Current Liabilities	85,149	86,336
Other Credits	250,417	243,574

	$816,252	$810,277

Condensed Statements of Income

	Three Months Ended
(in thousands, except per share amounts)	March 31,

	2005	2004

	(Unaudited)
Operating Revenues	$49,794	$46,651

Operating Expenses:
Operations	$21,378	$21,907
Unrealized gain on purchased power contracts	(3,015)	(557)
Gain on settlement for removal of wells	(760)	—
Administrative and general expenses	10,129	9,079
Maintenance	2,466	2,327
Depreciation and amortization	5,635	5,177
Taxes on income	3,216	942
Property and other taxes	2,272	2,226

Total operating expenses	$41,321	$41,101
Net operating income	$8,473	$5,550
Other Income (Loss), net	(49)	(83)
Interest Charges	4,660	4,321

Net Income	$3,764	$1,146

Earnings Available for Common Shareholders	$3,764	$1,146

Weighted Average Shares Outstanding	16,761	15,224

Earnings Per Common Share	$0.22	$0.08

Weighted Average Diluted Shares	16,805	15,255

Earnings Per Diluted Share	$0.22	$0.08

Dividends Paid Per Common Share	$0.225	$0.221